                                                                    EXHIBIT 2(a)



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                            TECHNOLOGY GUARDIAN, INC.

                                       AND

                            U. S. CONNECT 1995, INC.

                                      DATED

                               SEPTEMBER 15, 1998


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                                          TABLE OF CONTENTS

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Section 1.  Effective Date...................................................................1

Section 2.  Governing Law....................................................................1

Section 3.  Articles of Incorporation........................................................2

Section 4.  Bylaws...........................................................................2

Section 5.  Manner of Converting Shares......................................................2
               5.1    Conversion.............................................................2
               5.2    Exchange of Certificates...............................................3
               5.3    Fractional Shares......................................................3
               5.4    Unexchanged Certificates...............................................3
               5.5    Legend on USC Certificates Issued in Conversion of
                      certain TGI Common.....................................................4

Section 6.  Board of Directors and Officers..................................................5

Section 7.  Effect of the Merger.............................................................5

Section 8.  Approval of Shareholders.........................................................5

Section 9.  Representations and Warranties of TGI............................................5

               9.1    Corporate Organization and Good Standing...............................6
               9.2    Capitalization. .......................................................6
               9.3    Subsidiaries...........................................................6
               9.4    Financial Statements...................................................6
               9.5    Absence of Undisclosed Liabilities.....................................6
               9.6    Absence of Certain Changes.............................................6
               9.7    Litigation, Etc........................................................6
               9.8    Contracts..............................................................6
               9.9    Title..................................................................7
               9.10   Tax Returns............................................................7
               9.11   No Violation...........................................................7
               9.12   Authorization..........................................................7
               9.13   Books and Records......................................................7
               9.14   Disclosure.............................................................7
               9.15   Broker's or Finder's Fees..............................................7
               9.16   Due Diligence..........................................................7

Section 10.  Representations and Warranties of USC.......................................... 8

               10.1   Corporate Organization and Good Standing...............................8
               10.2   Capitalization.........................................................8
               10.3   Financial Statements...................................................8
               10.4   Absence of Undisclosed Liabilities.....................................8
               10.5   Absence of Certain Changes.............................................8
               10.6   Litigation.............................................................8
               10.7   Contracts..............................................................8
               10.8   Title..................................................................9
               10.9   Tax Returns............................................................9
               10.10  No Violation...........................................................9

                                                      ii
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               10.11  Authorization..........................................................9
               10.12  Books and Records......................................................9
               10.13  Disclosure.............................................................9
               10.14  Broker's or Finder's Fees..............................................9

Section 11.  Conduct of TGI Pending the Effective Date.......................................9

               11.1   Certificate of Incorporation and Bylaws................................9
               11.2   Capitalization, Etc...................................................10
               11.3   Shareholders' Meeting.................................................10
               11.4   Conduct of Business...................................................10

Section 12.  Conduct of USC Pending the Effective Date......................................10

               12.1   Certificate of Incorporation and Bylaws. .............................10
               12.2   Capitalization, Etc. .................................................10
               12.3   Shareholders' Meeting.................................................10
               12.4   Conduct of Business...................................................10

Section 13.  Conditions Precedent to Obligation of TGI......................................10

               13.1   USC's Representations and Warranties..................................10
               13.2   USC's Covenants.......................................................10
               13.3   Shareholder Approval..................................................11
               13.4   Dissenting Shareholders of USC........................................11
               13.5   Opinion of USC's Counsel..............................................11
               13.6   Accountant's Letter. .................................................11
               13.7   Proxy Information.....................................................11
               13.8   Assets. ..............................................................12

Section 14.  Conditions Precedent to Obligation of USC......................................12

               14.1   TGI's Representations and Warranties..................................12
               14.2   TGI's Covenants.......................................................12
               14.3   Shareholder Approval..................................................12
               14.4   Dissenting Shareholders of TGI........................................12
               14.5   Opinion of TGI's Counsel..............................................12
               14.6   Accountant's Letter...................................................13
               14.7   Proxy Information.....................................................13
               14.8   Funding...............................................................13
               14.9   Due Diligence.........................................................13

Section 15.  Access.........................................................................13

Section 16.  Stand-still Agreement..........................................................13

Section 17.  Notice of Events...............................................................14

Section 18.  Termination....................................................................14

               18.1   Circumstances of Termination. ........................................14
               18.2   Effect of Termination.................................................14

Section 19. General Provisions..............................................................15

               19.1   Further Assurances....................................................15
               19.2   Waiver................................................................15
               19.3   Entire Agreement......................................................15
               19.4   Headings..............................................................15


                                                  iii
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               19.5   Governing Law.........................................................15
               19.6   Assignment............................................................15
               19.7   Counterparts..........................................................15

Section 20.  Survival of Representations, Warranties and Agreements.........................15

Section 21.  Indemnity Agreements of USC and TGI............................................15

Section 22.  Fees and Expenses..............................................................16

Section 23.  Other Agreements...............................................................16

               23.1   Public Disclosure.....................................................16
               23.2   Notices...............................................................16
               23.3   Binding Effect........................................................17
               23.4   Entire Agreement......................................................17
               23.5   Schedules and Exhibits................................................17
               23.6   Applicable Law and Jurisdiction.......................................17
               23.7   No Benefit to Third Parties. .........................................17
               23.8   Counterparts. ........................................................17
               23.9   Acknowledgments.......................................................18
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SCHEDULES

Schedule 3          Amended and Restated Articles of Incorporation

Schedule 5.1(a)     USC Common Stock Ownership

Schedule 5.1(c)     TGI Options

Schedule 5.2(a)     TGI Common Stock Ownership

Schedule 9.5        TGI Absence of Undisclosed Liabilities

Schedule 9.6        TGI Changes in Business as of June 30, 1998

Schedule 9.7        Litigation

Schedule 9.8        Contracts


                                       iv

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                          AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of September __, 1998, between Technology Guardian, Inc., a California corporation ("TGI") and Technology Guardian, Inc., a Nevada corporation (formerly U.S. Connect, 1995, Inc., a Nevada corporation)("USC"), being sometimes referred to herein as the "Constituent Corporations".

               WHEREAS, the Board of Directors of each Constituent Corporation deems it advisable for the general welfare of its Constituent Corporation and its shareholders that the Constituent Corporations merge into a single corporation pursuant to this Agreement and the applicable laws of the States of Nevada and California; and

               WHEREAS, the Constituent Corporations desire to adopt this Agreement as a Plan of Reorganization and to consummate the merger in accordance with the provisions of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

               NOW, THEREFORE, the Constituent Corporations agree that TGI shall be merged with and into USC as the surviving corporation in accordance with the applicable laws of California and Nevada, that the name of the surviving corporation shall be Technology Guardian, Inc. (which in its capacity as surviving corporation is hereinafter called the "Surviving Corporation"), and that the terms and conditions of the merger and the mode of carrying it into effect shall be as follows:


                            Section 1. Effective Date

               The merger provided for in this Agreement shall become effective upon the completion of the following:

               (1) Adoption of this Agreement by the shareholders of TGI pursuant to the laws of the State of California and by the shareholders of USC pursuant to the laws of the State of Nevada;

               (2) Execution and filing of the Certificate of Merger as required by the laws of the States of California and Nevada; and

               (3) Execution and filing of the Articles of Merger with the Secretary of State in accordance with the laws of the State of Nevada.

               The Constituent Corporations shall agree upon the date (the "Effective Date") on which the Certificate of Merger and the Articles of Merger shall be filed, but such filings shall take place with reasonable promptness after the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions in Sections 13 and 14 hereof.


                            Section 2. Governing Law

               The Surviving Corporation shall be governed by the laws of the State of Nevada.

                      Section 3. Articles of Incorporation

               The Articles of Incorporation of USC, as amended and restated, a copy of which is attached as Schedule 3, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Date, subject to the right of the Surviving Corporation to amend its Articles of Incorporation in accordance with the laws of the State of Nevada.

                                Section 4. Bylaws

               The Bylaws of the Surviving Corporation shall be the Bylaws of USC as in effect on the date of this Agreement.


                     Section 5. Manner of Converting Shares

               5.1 Conversion. The mode of carrying the merger into effect and the manner and basis of converting the shares of TGI into shares of the Surviving Corporation are as follows:

               (1) For and in consideration of the exchange of all shares of TGI Common Stock ($.001 par value) issued and outstanding on the Effective Date:

               (a) Acknowledging that USC has recapitalized its issued and outstanding shares of Common Stock ($.001 par value) from 10,020,000 shares to 200,400 shares by a reverse split of 1 share for 50 shares, USC will issue an additional 850,000 shares to persons listed on Schedule 5.1(a) in exchange for the consideration listed opposite their name, resulting in 1,050,400 shares issued and outstanding.

               (b) USC will grant assignable warrants to Pacific Continental Securities, Inc. (Pacific)to purchase 350,000 (post-split) shares exercisable at $.71 per share of the USC stock in lieu of the TGI warrants to purchase up to 350,000 shares of TGI stock. These options will not be granted to Pacific until completion of the Private Placement (purchase of 4,185,000 shares of TGI common stock by Pacific) as set forth in section 14.8. The warrants may be exercised for a period of two (2) years from the date of issuance and may only be exercised after the closing bid price of TGI's (formerly USC) common stock has equaled or exceeded $5.00 per share for a period of 10 consecutive trading days, as reflected on the Electronic Bulletin Board.

               (c) USC will assume the obligations of TGI regarding all outstanding stock options to purchase shares of common stock at $.71 per share for a five (5) year period from date of grant, previously granted to the following individuals: options to purchase 1,500,000 shares of common stock to David Coulter; options to purchase 500,000 shares to Chester (Chet) Noblett; and additional options to acquire 2,000,000 shares of common stock issued to the shareholders of TGI as listed on Schedule 5.1(c).

               (d) USC shall issue to the present holders of TGI Common Stock 9,315,000 shares of USC Common Stock so that such holders shall own not less than 89.8663% of the issued and outstanding shares of USC Common Stock.

               (e) 2,092,500 shares of USC common stock will be issued to Pacific Capital Group, LTD. or its transferees with respect to those shares acquired pursuant to a private placement in accordance with the terms of a Confidential Offering Memorandum dated July 2, 1998 as amended
                       (COM)as set forth in section 14.8. Up to an additional 2,092,500 shares of USC common stock will be issued upon completion of the Private Placement in accordance with the COM. Should all of these shares or any portion thereof be issued there will be a total of not more than 13,500,000 shares of USC to be issued to present holders of TGI stock and the purchasers of its Private Placement, so that a total of not more than 14,550,400 shares of USC shall be issued and outstanding upon completion of such private placement.

               (2) Each share of TGI Common Stock which is issued and outstanding on the Effective Date shall, by virtue of the merger and without any action on the part of TGI, be retired and cancelled.

               5.2 Exchange of Certificates. As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of TGI Common Stock shall surrender the same to Signature Stock Transfer ("Exchange Agent"), Dallas, Texas, and shall receive in exchange a certificate or certificates representing the number of full shares of USC Common Stock into which the shares of TGI Common Stock represented by the certificate or certificates so surrendered shall have been converted. The name, address and amount of shares owned by each holder of TGI Common Stock is set forth on Schedule 5.2.

               5.3 Fractional Shares. Fractional shares of USC Common Stock shall not be issued.

               5.4 Unexchanged Certificates. Until surrendered, each outstanding certificate which, prior to the Effective Date, represented TGI Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the whole number of shares of USC Common Stock into which it is to be converted, and no dividend or other distribution payable to holders of USC Common Stock as of any date subsequent to the Effective Date shall be paid to the holders of outstanding certificates. There shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions which would have been payable with respect to the shares of USC Common Stock represented thereby.

               5.5 Legend on USC Certificates Issued in Conversion of certain TGI Common. Each of the certificates representing shares of USC Common Stock issued in conversion of the TGI Common Stock as provided for herein shall bear the following legends:

               (1) The certificates of present holders representing 9,315,000 shares of TGI Common Stock herein shall bear the following legend:

                      The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Corporation.

               (2) The certificates representing the 754,045 shares of TGI Common Stock which were sold pursuant to the exemptions from registration contained in Section 3(b) of the Act shall bear the following legend:

                      The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"), in reliance upon the exemptions from the registration requirements under the Act pursuant to
                      Section 3(b) and Rule 504 of Regulation D of the Act, and that the Shares have not been registered under any blue sky or state securities laws; and the securities can not be sold, transferred or assigned to any person or entity without compliance with the provisions of applicable state blue sky or securities laws until such time as the Shares have been qualified for secondary trading in the various states, or pursuant to an exemption from registration under State Securities laws, the availability of which is to be established to the satisfaction of the corporation's counsel.

               (3) The certificates representing the 1,338,455 shares of TGI Common Stock which were sold pursuant to the exemptions from registration provided by Regulation S of the Act shall bear the following legend:

                      The securities represented by this Certificate have not been registered with the Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933 (the "Securities Act"), or the securities act of any State under any State Securities Law. They are being offered pursuant to an exemption from registration under Regulation S ("Regulation S") promulgated under the Securities Act. The Securities may not be offered, sold or otherwise transferred in the United States or to U.S. Persons (as such term is defined in Regulation S) unless the securities are registered under the Securities Act and applicable State Securities Laws, or such offers, sales and transfers are made pursuant to available exemptions from the registration requirements of those laws.

                   Section 6. Board of Directors and Officers

               Until the election and qualification of their successors, the members of the Board of Directors of the Surviving Corporation shall be the Board of Directors of TGI in office on the Effective Date. The elected officers of the Surviving Corporation, who shall continue in office at the pleasure of the Board of Directors of the Surviving Corporation, shall be the elected officers of TGI on the Effective Date. The Directors and Officers of USC shall resign on the Effective Date.


                         Section 7. Effect of the Merger

               On the Effective Date, the separate existence of TGI shall cease (except insofar as continued by statute) and it shall be merged with and into the Surviving Corporation. All the property of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.


                       Section 8. Approval of Shareholders

               This Agreement shall be submitted to the shareholders of the Constituent Corporations as provided by the applicable laws of their respective states of incorporation at meetings called for that purpose. There shall be required for the adoption of this Agreement: (1) as to TGI, the affirmative vote of the holders of at least a majority of all the shares of its Common Stock issued and outstanding and entitled to vote; and (2) as to USC, the affirmative vote of the holders of at least a majority of all the shares of its Common Stock issued and outstanding and entitled to vote.


                       Section 9. Representations and Warranties of TGI

               TGI represents and warrants that:

               9.1 Corporate Organization and Good Standing. TGI is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

               9.2 Capitalization. TGI's authorized capital stock consists of:
50,000,000 shares of TGI Common Stock, $0.001 par value, of which as of August 31, 1998, 11,407,500 shares are issued and outstanding, fully paid and nonassessable; and 10,000,000 shares of TGI Preferred Stock, $0.001 par value, of which no shares have been issued. There are no options, warrants or rights outstanding to purchase shares of TGI Common Stock from TGI except as disclosed on Schedule 9.2.

               9.3 Subsidiaries. TGI has no subsidiaries.

               9.4 Financial Statements. TGI's balance sheet as of December 31, 1997, and the related statements of income and retained earnings for the years ended December 31, 1996 and December 31, 1997, all certified by Lichter & Associates., independent certified public accountants, and the unaudited balance sheet and related statements of income and retained earnings for the period ended June 30, 1998, copies of which are to be delivered by TGI to USC, fairly present the financial condition of TGI as of said dates and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles consistently applied for the periods covered and shall comply in form and substance with applicable rules and regulations of the United States Securities and Exchange Commission ("SEC").

               9.5 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in TGI's balance sheet as of June 30, 1998, TGI did not have at that date any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles ("Liabilities"). All Liabilities incurred subsequent to June 30, 1998 are set forth in Schedule 9.5 hereto.

               9.6 Absence of Certain Changes. Except as disclosed on Schedule 9.6, there has been no material adverse change in the business, properties or financial condition of TGI since June 30, 1998.

               9.7 Litigation, Etc. Except as disclosed on Schedule 9.7, there is no litigation, proceeding or investigation pending or, to the knowledge of TGI, threatened against TGI which if successful might result in a material adverse change in the business, properties or financial condition of TGI or which questions the validity or legality of this Agreement or of any action taken or to be taken by TGI in connection with this Agreement.

               9.8 Contracts. Except as disclosed on Schedule 9.8, TGI is not a party to any material contract not in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement.

               9.9 Title. TGI has good and marketable title to all property included in the balance sheet of TGI as of June 30, 1998, other than property disposed of in the ordinary course of business after said date. Except as disclosed on Schedule 9.9, the properties of TGI as previously disclosed in writing to USC, are not subject to any mortgage, encumbrance or lien of any kind except minor encumbrances which do not materially interfere with the use of the property in the conduct of the business of TGI.

               9.10 Tax Returns. TGI has timely filed all required federal, state and local tax returns and has no outstanding tax liabilities, including but not limited to income, withholding, property and corporate franchise taxes.

               9.11 No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement, or any order, judgment, decree, law or regulation to which any property of TGI is subject or by which TGI is bound, except for breaches or defaults which in the aggregate would not have a materially adverse effect on TGI's properties, business operations or financial condition.

               9.12 Authorization. Execution of this Agreement has been duly authorized and approved by TGI's Board of Directors.

               9.13 Books and Records. The corporate minute books, stock certificate books, stock registers and other corporate records of TGI are correct and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

               9.14 Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of TGI or by any of TGI's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to TGI which materially and adversely affects or which may materially and adversely affect its business, prospects or financial condition or its assets, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements furnished in writing to USC in connection with the transactions contemplated by this Agreement.

               9.15 Broker's or Finder's Fees. No broker, finder or similar intermediary is entitled to fees in connection with the transactions contemplated by this Agreement by virtue of any action or agreement of TGI.

               9.16 Due Diligence. TGI has completed its due diligence review of USC.


                Section 10. Representations and Warranties of USC

               USC represents and warrants that:

               10.1 Corporate Organization and Good Standing. USC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

               10.2 Capitalization. USC's authorized capital stock consists of:
(i) 50,000,000 shares of Common Stock, ($.001 par value), of which 1,050,400 shares are issued and outstanding, fully paid and nonassessable; and, (ii) 10,000,000 shares of Preferred Stock ($.001 par value) none of which are issued and outstanding. There are no options, warrants or rights outstanding to purchase shares of USC Common Stock from USC.

               10.3 Financial Statements. USC's balance sheet as of June 30, 1998 and the related statements of income and retained earnings for the years ended June 30, 1997 and 1998, all certified by Robert C. Downing, independent certified public accountant, and the audited balance sheet and related statements of income and retained earnings for the period ended August 31, 1998, copies of which have been delivered by USC to TGI, fairly present the financial condition of USC as of said dates and the results of its operations for the periods then ended, in conformity with generally accepted accounting principles consistently applied for the periods covered and comply in form and substance with applicable regulations of the SEC.

               10.4 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in USC's balance sheet as of August 31, 1998 USC did not have at that date any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles ("Liabilities"). All Liabilities incurred subsequent to August 31, 1998 will be paid by USC prior to closing.

               10.5 Absence of Certain Changes. There has been no material adverse change in the business, properties or financial condition of USC since August 31, 1998.

               10.6 Litigation There is no litigation, proceeding or investigation pending or, to the knowledge of USC, threatened against USC which if successful might result in a material adverse change in the business, properties or financial condition of USC or which questions the validity or legality of this Agreement or of any action taken or to be taken by USC in connection with this Agreement.

               10.7 Contracts. USC is not a party to any material contract not in the ordinary course of business which is to be performed in whole or in part at or after the date of this Agreement.

               10.8 Title. USC has good and valid title to all property included in the balance sheet of USC as of August 31, 1998, other than property disposed of in the ordinary course of business after said date. The properties of USC are not subject to any mortgage, encumbrance or lien of any kind.

               10.9 Tax Returns. USC has timely filed all required federal, state and local tax returns and has no outstanding tax liabilities, including but not limited to income, withholding, property and corporate franchise taxes.

               10.10 No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement, or any order, judgment, decree, law or regulation to which any property of USC is subject or by which USC is bound, except for breaches or defaults which in the aggregate would not have a materially adverse effect on USC's properties, business operations or financial condition.

               10.11 Authorization. Execution of this Agreement has been duly authorized and approved by USC's Board of Directors.

               10.12 Books and Records. The corporate minute books, stock certificate books, stock registers and other corporate records of TGI are correct and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

               10.13 Disclosure. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of USC or by any of USC's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to USC which materially and adversely affects or which may materially and adversely affect its business, prospects or financial condition or its assets, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements furnished in writing to TGI in connection with the transactions contemplated by this Agreement.

               10.14 Broker's or Finder's Fees. No broker, finder or similar intermediary is entitled to fees in connection with the transactions contemplated by this Agreement by virtue of any action or agreement of USC.


              Section 11. Conduct of TGI Pending the Effective Date

               TGI covenants that between the date of this Agreement and the Effective Date:

               11.1 Certificate of Incorporation and Bylaws. Other than as required by this Agreement, no change will be made in TGI's certificate of incorporation or bylaws.

               11.2 Capitalization, Etc. Other than as required by this Agreement, TGI will not make any change in its authorized or issued capital stock, or issue, encumber, purchase or otherwise acquire any of its capital stock other than as provided for in this Agreement.

               11.3 Shareholders' Meeting. TGI will submit this Agreement to the shareholders' meeting contemplated by Section 8 with a favorable recommendation by its Board of Directors and will use its best efforts to obtain the requisite shareholder approval.

               11.4 Conduct of Business. TGI will use its best efforts to maintain and preserve its business organization and goodwill intact, and will not, without the written consent of USC, enter into any material commitment except in the ordinary course of business other than as provided for in this Agreement.


              Section 12. Conduct of USC Pending the Effective Date

               USC covenants that between the date of this Agreement and the Effective Date:

               12.1 Certificate of Incorporation and Bylaws. No change will be made in USC's certificate of incorporation or bylaws without the consent of TGI.

               12.2 Capitalization, Etc. USC will not make any change in its authorized or issued capital stock, or issue, encumber, purchase or otherwise acquire any of its capital stock, other than as provided for in this Agreement.

               12.3 Shareholders' Meeting. USC will submit this Agreement to the shareholders' meeting contemplated by Section 8 with a favorable recommendation by its Board of Directors and will use its best efforts to obtain the requisite shareholder approval.

               12.4 Conduct of Business. USC will use its best efforts to maintain and preserve its business organization and goodwill intact, and will not, without the written consent of TGI, enter into any material commitment other than as provided for in this Agreement.

              Section 13. Conditions Precedent to Obligation of TGI

               TGI's obligation to consummate this merger shall be subject to fulfillment on or before the Effective Date of each of the following conditions, unless waived in writing by TGI:

               13.1 USC's Representations and Warranties. The representations and warranties of USC set forth in Section 10 hereof shall be true and correct at the Effective Date as though made at and as of that date, except as affected by transactions contemplated hereby.

               13.2 USC's Covenants. USC shall have performed all covenants required by this Agreement to be performed by it on or before the Effective Date.

               13.3 Shareholder Approval. This Agreement shall have been adopted by the necessary vote of holders of the capital stock of the Constituent Corporations as set forth in Section 8 hereof.

               13.4 Dissenting Shareholders of USC. The number of shares of Common Stock of USC with respect to which objections to the merger and demands for payment of the fair value thereof shall have been made in accordance with the provisions of Nevada law, and with respect to which such demands shall not have been withdrawn with the consent of USC, shall not exceed five (5%) percent of the number of shares entitled to object and make such demand.

               13.5 Opinion of USC's Counsel. USC shall have delivered to TGI the opinion of its counsel, Stephen A. Zrenda, Jr. P.C., dated the Effective Date, in form and substance satisfactory to counsel for TGI, to the effect that:

               (1) USC is a corporation duly organized, validly existing and in good standing, and is duly qualified to do business as a foreign corporation in each jurisdiction (if any) in which, to the best knowledge of counsel, its property or business requires such qualification.

               (2) USC's authorized capital stock is as set forth in Section
10.2 hereof.

               (3) The execution and consummation of this Agreement have been duly authorized and approved by USC's Board of Directors and shareholders and consummation of this Agreement will not constitute or result in any breach or default of the character described in Section 10.11 hereof of which counsel has knowledge.

               (4) Counsel has no knowledge of any liabilities or obligations of the type described in Section 10.5 hereof, any litigation, proceeding, or investigation of the type described in Section 10.7 hereof, or any defects in title or mortgages, encumbrances or liens of the type described in Section 10.9 hereof.

               (5) The shares of USC Common Stock into which TGI Common Stock is to be converted pursuant to this Agreement will, upon such conversion, be duly and validly authorized and issued, and will be fully paid and nonassessable.

               (6) Counsel shall rely on representations contained in certificates of officers and directors of USC and on Nevada counsel for USC as basis for its opinion as represented herein.

               13.6 Accountant's Letter. TGI shall have received a letter from Robert C. Downing, certified public accountant, dated the Effective Date, in form and substance satisfactory to TGI, stating that on the basis of consultation with officers of USC, a limited review (but not an audit) of USC's accounting records, and other specified procedures and inquiries, which TGI may request in writing, nothing has come to their attention which indicates that there has been any material adverse change in the financial condition of USC during the period from June 30, 1998 to a specified date not more than five days prior to the Effective Date and that all liabilities of USC have been paid.

               13.7 Proxy Information. None of the information with respect to USC which shall have been furnished by or on behalf of USC for inclusion in the proxy solicitation material sent to the shareholders of TGI in connection with the meeting of such shareholders to be held in accordance with Section 8 hereof shall be false or misleading in any material respect or shall fail to state any fact necessary to make the statements therein not false or misleading in any material respect.

               13.8 Assets. USC will have no cash on hand at Closing and no unpaid liabilities. USC will provide documentation that all outstanding liabilities as of the Effective Date of Merger shall have been fully paid and cancelled.


              Section 14. Conditions Precedent to Obligation of USC

               USC's obligation to consummate this merger shall be subject to fulfillment on or before the Effective Date of each of the following conditions, unless waived in writing by USC:

               14.1 TGI's Representations and Warranties. The representations and warranties of TGI set forth in Section 9 hereof shall be true and correct at the Effective Date as though made at and as of that date, except as affected by transactions contemplated hereby.

               14.2 TGI's Covenants. TGI shall have performed all covenants required by this Agreement to be performed by it on or before the Effective Date.

               14.3 Shareholder Approval. This Agreement shall have been adopted by the necessary vote of holders of the capital stock of the Constituent Corporations as set forth in Section 8 hereof.

               14.4 Dissenting Shareholders of TGI. TGI shall have no shareholders dissenting from the merger.


               14.5 Opinion of TGI's Counsel. TGI shall have delivered to USC the opinion of its counsel, Brenman Bromberg & Tenenbaum, P.C., dated the Effective Date, in form and substance satisfactory to counsel for USC, to the effect that:

               (1) TGI is a corporation duly organized, validly existing and in good standing, and is duly qualified to do business as a foreign corporation in each jurisdiction (if any) in which, to the best knowledge of counsel, its property or business requires such qualification.

               (2) TGI's authorized capital stock is as set forth in Section 9.2 hereof.

               (3) The execution and consummation of this Agreement have been duly authorized and approved by TGI's Board of Directors and shareholders and consummation of this Agreement will not constitute or result in any breach or default of the character described in Section 9.11 hereof of which counsel has knowledge.

               (4) Counsel shall rely on representations contained in certificates of officers and directors of TGI and on California counsel for TGI as basis for its opinion as represented herein.

               14.6 Accountant's Letter. USC shall have received a letter from Lichter & Associates, certified public accountants, dated the Effective Date, in form and substance satisfactory to USC, stating that on the basis of consultation with officers of TGI, a limited review (but not an audit) of TGI's accounting records, and other specified procedures and inquiries, which USC may request in writing, nothing has come to their attention which indicates that there has been any material adverse change in the financial condition of TGI during the period from June 30, 1998, to a specified date not more than five days prior to the Effective Date.

               14.7 Proxy Information. None of the information with respect to TGI which shall have been furnished by or on behalf of TGI for inclusion in the proxy solicitation material sent to the shareholders of USC in connection with the meeting of such shareholders to be held in accordance with Section 8 hereof shall be false or misleading in any material respect or shall fail to state any fact necessary to make the statements therein not false or misleading in any material respect.

               14.8 Funding. TGI is presently conducting a private placement of its common stock which shall result in net proceeds of not less than $2,999,809 less payment of expenses (the "Private Placement"). The Private Placement is being made under the provisions of Rule 504 of Regulation D and Regulation S promulgated under the Securities Act of 1933, as amended. The offering is being made only to"Accredited Investors" as that term is defined in Regulation D, who are not residents of the United States

               14.9 Due Diligence. USC shall have completed a due diligence review of all books, records and business and financial affairs of TGI reasonably satisfactory to it.


                               Section 15. Access

               From the date hereof to the Effective Date, USC and TGI shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request. If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing the same, and all information so received shall be treated as confidential.


                        Section 16. Stand-still Agreement

                From and after the date of this Agreement and up to and including the Closing Date both parties agree to conduct their respective businesses in the ordinary course and agree that during such period each shall have the exclusive right to negotiate with the other with respect to the Merger and during such period each party agrees not to directly or through intermediaries solicit, entertain or otherwise discuss with any person or entity any other offer and neither USC nor TGI will issue or agree to issue, except as otherwise disclosed in this Agreement, any additional securities without the consent of the other party. Without the consent of the other party, neither party will, except in the ordinary course of business, transfer assets or create liabilities other than those contemplated herein. All reasonable expenses incurred in connection with the completion of the transactions contemplated herein shall be deemed to be in the ordinary course of business. Should any party be in violation of this provision, this agreement shall be null and void.



                          Section 17. Notice of Events

               Each party shall promptly notify each other party of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, or
(b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule, Exhibit or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render a change in any of the representations, warranties or other agreements of said party.


                             Section 18. Termination

               18.1 Circumstances of Termination. This Agreement may be terminated (notwithstanding approval by the shareholders of either party hereto):

               (1) By the mutual consent in writing of the Boards of Directors of TGI and USC.

               (2) By the Board of Directors of TGI if any condition provided in
Section 13 hereof has not been satisfied or waived on or before the Effective Date.

               (3) By the Board of Directors of USC if any condition provided in
Section 14 hereof has not been satisfied or waived on or before the Effective Date.

               (4) By the Board of Directors of USC if the Closing has not occurred by September 30, 1998, subject to an extension of up to ten (10) days which may be exercised by USC upon written notice to TGI. In addition, TGI may extend the closing up to ten (10) days upon written notice to USC in the event that: 1.) audited financial statements of TGI required for closing are not available; and, 2.) such unavailability is not the result of TGI's inability to be audited or failure to pay or cooperate with its auditors.

               (5) By the Board of Directors of TGI if more than 5% of the shareholders of TGI request appraisal rights prior to ratification and adoption of this Agreement by the majority of outstanding shareholders of TGI.

               18.2 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 18.1 (1) hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement and no party (or any of its officers, directors and shareholders) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

                          Section 19 General Provisions

               19.1 Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

               19.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

               19.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

               19.4 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               19.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflict of laws. This Agreement shall be subject to the jurisdiction and venue of the state and federal courts situated in Los Angeles, California.

               19.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

               19.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       Section 20. Survival of Representations, Warranties and Agreements

               All of the representations and warranties of the parties contained in this Agreement shall survive for a period of two years after the Closing Date.

                 Section 21. Indemnity Agreements of USC and TGI

               TGI and the officers, directors and major shareholders of USC each shall indemnify, defend, reimburse and hold harmless the other from and against any and all Losses resulting from:

                      (a) Any inaccuracy in, or breach of, any representation
               and warranty or nonfulfillment of any covenant on the part of USC or TGI, respectively, contained in this Agreement.

                      (b) Any misrepresentation in or omission from or
               nonfulfillment of any covenant on the part of USC or TGI, respectively, contained in any other agreement, certificate or other instrument furnished or to be furnished to the other party by that party pursuant to this Agreement.


                          Section 22. Fees and Expenses

               Legal, accounting and other fees, costs and expenses to be incurred by each party regarding this Agreement and the transactions contemplated hereby shall be paid by the party incurring them. Notwithstanding any other provision in this Agreement, in the event of any dispute or controversy, in addition to any other remedies the prevailing party may obtain in such dispute, the prevailing party in such dispute shall be entitled to recover from the other party all of its reasonable legal fees and out-of-pocket costs incurred by such party in enforcing or defending its rights hereunder.


                          Section 23. Other Agreements

               23.1 Public Disclosure. None of the parties hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby not required by law except upon the written consent of the other party hereto. Such approval shall not be unreasonably withheld.

               23.2 Notices. All consents, waivers, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile transmission or by overnight courier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                      (1)    If to USC to:

                             U. S. Connect 1995, Inc.



                             With copies to:

                             Stephen A. Zrenda, Jr., Esq.
                             1520 Bank One Center
                             100 North Broadway
                             Oklahoma City, OK 73102-8601
                             Facsimile:  (405) 235-2157

                      (2)    If to TGI to:

                             Technology Guardian, Inc.
                             14600 Goldenwest Street, Suite 203
                             Westminster, California 92683
                             Attn: David B. Coulter, President
                             Facsimile: (714) 898-9035

                             With a copy to:

                             Brenman Bromberg & Tenenbaum, P.C.
                             1775 Sherman Street, Suite 1001
                             Denver, Colorado 80203-4314
                             Attn: Albert Brenman, Esq.
                             Facsimile: (303) 839-1633

Any party may change the address to which notices, requests, demands and other communications hereunder are to be sent to such party by giving the other parties hereto written notice thereof in accordance with this Section 24.2.

               23.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the consent of the other parties.

               23.4 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

               23.5 Schedules and Exhibits. The Schedules and Exhibits referred to in this Agreement shall be construed as an integral part of this Agreement as if the same had been set forth herein and shall be satisfactory in form and substance to each party hereto.

               23.6 Applicable Law and Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California without regard to conflict of law, except for Nevada corporate law, which is in accordance with the laws of the State of Nevada. This Agreement shall be subject to the jurisdiction and venue of the state and federal courts situated in Los Angeles, California.

               23.7 No Benefit to Third Parties. No provision of this Agreement is intended to confer any rights or remedies upon any person not a party of this Agreement.

               23.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one document. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

               23.9   Acknowledgments.

               (a) The parties represent and acknowledge that each has been represented and advised by counsel in connection with this Agreement.

               (b) TGI acknowledges that certain members of TGI's law firm own shares of TGI common stock.

               IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                     Technology Guardian, Inc., a Nevada
                                     corporation (formerly, U.S. Connect 1995,
                                     Inc., a Nevada corporation)



                                     By
                                        ----------------------------------------
                                      Charles McGuirk, President


                                     TECHNOLOGY GUARDIAN, INC., a California
                                     corporation



                                     By
                                        ----------------------------------------
                                        David B. Coulter, President